QuickLinks -- Click here to rapidly navigate through this document

PROSPECTUS SUPPLEMENT

(To the prospectus dated September 9, 2003)

The Empire District Electric Company

$40,000,000 5.80% Senior Notes due 2035

Company

–>
Based in Joplin, Missouri, we are an investor-owned regulated utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.

Notes

–>
We are offering $40,000,000 aggregate principal amount of our 5.80% senior notes due 2035.

–>
We will pay interest on the notes semi-annually in arrears on January 1 and July 1 of each year, beginning January 1, 2006.

–>
We may redeem some or all of the notes at any time before their maturity date at our option at a make-whole redemption price, together with accrued and unpaid interest, if any, to the redemption date.

–>
The notes will be unsecured and rank equally with our other current and future unsecured and unsubordinated debt. The notes will effectively rank junior to our first mortgage bonds, which are secured by substantially all of our property.

–>
We do not intend to list the notes on any securities exchange.

	Per Note	Total

Price to public(1)	99.450%	$39,780,000

Underwriting discount	0.875%	$ 350,000

Proceeds, before expenses, to us(1)	98.575%	$39,430,000

(1)
Plus accrued interest, if any, from June 27, 2005

Investing in the notes involves risks. You should carefully read the entire accompanying base prospectus and this prospectus supplement, including the section entitled "Risk Factors" beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement and the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

UBS Securities LLC expects to deliver the notes through the book-entry facilities of The Depository Trust Company on or about June 27, 2005.

UBS Investment Bank

The date of this prospectus supplement is June 22, 2005

Important notice about information in this prospectus supplement and the accompanying base prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its date. For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or "Empire," we are describing ourselves, The Empire District Electric Company, together with our subsidiaries.

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying base prospectus up to an aggregate amount of $200,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our notes and other information you should know before investing in our notes. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described under the heading "Where You Can Find More Information" on page 4 of the accompanying base prospectus before investing in our notes.

S-i

Prospectus supplement summary

The information set forth below should be read in conjunction with, and is qualified in its entirety by, the detailed information (including our consolidated financial statements) contained in, and incorporated by reference into, this prospectus supplement and the accompanying base prospectus.

THE COMPANY

We are an operating regulated public utility which generates, purchases, transmits, distributes and sells electricity. Our service territory covers approximately 10,000 square miles and includes parts of southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The region includes many small towns, and is known for its popular family-oriented vacation destination, Branson, Missouri. Our headquarters location, Joplin, Missouri, ranks among the lowest in cost of living in the United States, and our electric rates are below the national average.

The population in our service territory, which currently exceeds 450,000, has grown steadily over the past ten years. The industrial base is diverse, and, as a result, we are not dependent upon any single customer or particular industry.

In addition to our regulated utility operations, we have undertaken certain non-regulated businesses. We lease capacity on our fiber optics network and provide Internet services, close-tolerance custom manufacturing and other energy services. We also provide water service to three towns in Missouri.

In 2004, 93.0% of our gross operating revenues were provided from the sale of electricity, 6.6% came from our non-regulated businesses and 0.4% came from the sale of water. Of our total retail electric revenues in the year ended December 31, 2004, approximately 88.7% came from Missouri customers, 5.6% from Kansas customers, 3.2% from Oklahoma customers and 2.5% from Arkansas customers.

Our electricity generating plants consist of:

Plant	Capacity (megawatts)		Primary Fuel

Asbury	210		Coal
Riverton	136		Coal
Iatan (12% ownership)	80	*	Coal
State Line Combined Cycle (60% ownership)	300	*	Natural Gas
Empire Energy Center	271		Natural Gas
State Line Unit No. 1	89		Natural Gas
Ozark Beach	16		Hydro

Total	1,102

*
The 80 and 300 megawatts at the Iatan and State Line Combined Cycle, respectively, reflect our allocated share of the capacity of these plants.

The offering

Issuer	The Empire District Electric Company.
Offered securities	$40,000,000 principal amount of 5.80% senior notes due 2035.
Ranking
The notes will be our senior unsecured obligations and will rank equally with our current and future unsecured and unsubordinated debt. The notes will effectively rank junior to our first mortgage bonds, which are secured by substantially all of our property.
Maturity date	July 1, 2035.
Use of proceeds
The net proceeds from this offering (after the payment of offering expenses) of approximately $39.2 million will be used to pay the cost of redeeming our First Mortgage Bonds, 7 3/4% Series due 2025, which have been called for redemption on June 28, 2005, and for general corporate purposes. See "Use of proceeds" on page S-7 of this prospectus supplement.
Interest rate	The notes will bear interest at the rate of 5.80% per annum from their date of issuance to, but excluding, July 1, 2035.
Interest payment dates	Interest on the notes will be payable on January 1 and July 1 of each year beginning on January 1, 2006.
Optional redemption
We may redeem some or all of the notes at any time at a make-whole redemption price, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the notes" beginning on page S-8 of this prospectus supplement.

Summary financial data

The following tables are a selection of certain financial information of Empire. This information is taken from our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 Annual Report") and from our Quarterly Report for the quarter ended March 31, 2005 (the "First Quarter 2005 Quarterly Report"). Information for the twelve months ended March 31, 2005 is unaudited but in the opinion of management contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results for the interim period presented. See "Where You Can Find More Information" in the accompanying base prospectus. We urge you to read these financial statements, together with the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in those documents.

	Year ended December 31,						Twelve months ended March 31, 2005
Income statement data	2002		2003		2004

	(in thousands, except ratios)						(unaudited)
Operating revenues	$305,903		$325,505		$325,540		$327,843
Operating income	56,837		61,435		51,540		49,701
Net income	25,524		29,450		21,848		20,020
Ratio of earnings to fixed charges	2.25	x	2.44	x	2.12	x	2.03	x
	As of March 31, 2005
	Actual		As adjusted[1]
Capitalization	Amount	Percentage	Amount	Percentage

	(in thousands)
Short-term debt	$—	N/A	$—	N/A

First mortgage bonds and secured debt[2]	$150,658	19.1%	$120,658	15.1%
Unsecured debt	209,522	26.5	249,302	31.2
Note payable to securitization trust	50,000	6.3	50,000	6.2

Total long-term debt[3]	410,180	51.9	419,960	52.5
Common stockholders' equity	380,049	48.1	380,049	47.5

Total capitalization	$790,229	100.0%	$800,009	100.0%

(1)
Adjusted to give effect to this offering, the application of the net proceeds from the sale of the notes offered hereby as described under "Use of proceeds" and the redemption of our 7 3/4% First Mortgage Bonds due 2025 at 103.875% plus accrued interest through the date of redemption.

(2)
Both actual and as adjusted include $10.0 million of first mortgage bonds which were redeemed on their maturity date, April 1, 2005.

(3)
Includes current maturities of long-term debt, but excludes obligations under capital lease.

Risk factors

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

Currently, the ratings for our securities are as follows:

	Moody's	Standard & Poor's

First Mortgage Bonds	Baa1	A-
First Mortgage Bonds-Pollution Control Series	Aaa	AAA
Senior Notes	Baa2	BBB-
Commercial Paper	P-2	A-2
Trust Preferred Securities	Baa3	BB+

Moody's and Standard & Poor's each currently have a stable outlook on Empire.

These ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. The lower the rating the higher the interest cost of the securities when they are sold. If any of our ratings were to fall below investment grade, our ability to issue short-term debt, commercial paper or other securities or to market those securities would be impaired or made more difficult.

We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade below investment grade could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to market risk in our fuel procurement strategy and may incur losses from these activities.

We have established a risk management practice of purchasing contracts for future fuel needs to meet underlying customer needs. Within this activity, we may incur losses from these contracts. These losses could have a material adverse effect on our results of operations.

By using physical and financial instruments, we are exposed to credit risk and market risk. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms. At March 31, 2005 we had minimal exposure to credit risk from counterparties. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified as fuel expense.

We are subject to regulation in the jurisdictions in which we operate.

We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate (which include the Missouri Public Service Commission, the Kansas Corporation Commission, the Oklahoma Corporation Commission, and the Arkansas Public Service Commission) regulate many aspects of our utility operations, including siting and construction of facilities, customer service, our ability to recover increases in our fuel and purchased power costs and the rates that we can charge customers.

The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

Information concerning recent filings requesting increases in rates and related matters is set forth in our First Quarter 2005 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Electric Operating Revenues and Kilowatt-Hour Sales—Rate Matters."

We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Although we have attempted to actively manage the rate making process, and we have had recent success in advocating for rate increases when necessary, we can offer no assurances as to future success in the rate making process. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. In the event that our costs increase and we are unable to recover increased costs through base rates or fuel adjustment clauses, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have an adverse effect on our results of operations.

A combination of increases in customer demand, decreases in output from our power plants and/or the failure of performance by purchased power contract counterparties could have a material adverse effect on our results of operations.

In the event that demand for power increases significantly and rapidly (due to weather or other conditions) and either our power plants do not operate as planned or the parties with which we have contracted to purchase power are not able to, or fail to, deliver that power, we would be forced to purchase power in the spot-market. Those unforeseen costs could have a material adverse effect on our results of operations. See our 2004 Annual Report under Item 1, "Business—Fuel," Item 2, "Properties—Electric Facilities" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenue Deductions" and our First Quarter 2005 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenue Deductions" for more information.

We are exposed to increases in costs and reductions in revenue which we cannot control and which may adversely affect our business, financial condition and results of operations.

The primary drivers of our electric operating revenues in any period are: (1) weather, (2) rates we can charge our customers, (3) customer growth and (4) general economic conditions. The primary drivers of our electric operating expenses in any period are: (1) fuel and purchased power expense, including the transportation thereof, (2) maintenance and repairs expense, (3) employee pension and health care costs, (4) taxes and (5) non-cash items such as depreciation and amortization expense. Of the factors driving revenues, weather has the greatest short-term effect on the demand for electricity for our regulated business. Mild weather reduces demand and, as a result, our electric operating revenues. Of the factors driving expenses, fuel and purchased power costs are our largest expense items. Increases in the price of natural gas or the cost of purchased power will result in increases in electric operating expenses. Our existing strategies for mitigating such risks include hedging against changes in natural gas prices and utilizing interim energy charges and fuel adjustment clauses to recover actual fuel and purchased power expenses. Such efforts, however, may not offset or permit us to recover all of such increased costs. Therefore, significant increases in electric operating expenses or reductions in electric operating revenues may occur and result in a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental laws and the incurrence of environmental liabilities which may adversely affect our business, financial condition and results of operations.

We are subject to extensive federal, state and local regulation with regard to air and other environmental matters. Failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial position. In addition, new environmental laws and regulations, and new interpretations of existing environmental laws and regulations, have been adopted and may in the future be adopted which may substantially increase our future environmental expenditures for both new facilities and our existing facilities. Although we generally recover such costs through our rates, there can be no assurance that we will recover all, or any part of, such increased costs in future rate cases. The incurrence of additional material environmental costs which are not recovered in our rates may result in a material adverse effect on our business, financial condition and results of operations.

Use of proceeds

We estimate that the net proceeds from this offering (after payment of expenses) will be approximately $39.2 million. We intend to use these net proceeds to redeem all $30.0 million aggregate principal amount of our 7 3/4% First Mortgage Bonds due 2025 at 103.875% plus accrued interest through the date of redemption, with the remaining proceeds to be used for general corporate purposes.

Description of the notes

The following information concerning the notes supplements, and should be read together with, the statements under "Description of Unsecured Debt Securities" in the accompanying base prospectus.

General

We will issue $40,000,000 principal amount of our Senior Notes, 5.80% Series due 2035 under an indenture dated as of September 10, 1999 between us and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association), the trustee.

We may from time to time without notice to, or the consent of, the holders of the notes create and issue further notes, equal in rank, of the same series and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the notes being offered by this prospectus supplement.

Maturity and interest

The notes will mature on July 1, 2035. The notes will bear interest at the rate of 5.80% per year. Interest on the notes will accrue beginning June 27, 2005 and will be payable semiannually on January 1 and July 1 of each year, beginning January 1, 2006. Interest will be paid to the person in whose name a note is registered at the close of business on the December 15 or June 15 next preceding each interest payment date.

Ranking

The notes will rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes will not be secured by any properties or assets. Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to the notes. As of May 31, 2005 we had approximately $138.2 million of outstanding first mortgage bonds, of which an aggregate of $30.0 million will be redeemed as described in "Use of proceeds."

Optional redemption

We may, at our option, redeem some or all of the notes at any time. If we redeem the notes prior to their maturity, we must pay you whichever of the following is greater:

–>
100% of the principal amount of the notes to be redeemed, or

–>
a "make-whole" amount, which will be calculated as described below.

When we redeem the notes, we must also pay all interest that has accrued to the redemption date on the redeemed notes. The redeemed notes will stop bearing interest on the redemption date, even if you do not collect your money.

Calculation of Make-Whole Amount:    The "make-whole" amount will equal the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate (as defined below) plus 25 basis points.

  "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest that would be due if the notes selected for redemption were not redeemed. However, if the redemption date is not a scheduled interest payment date, the amount of the next succeeding scheduled interest payment on those notes will be reduced by the amount of interest accrued on those notes to the redemption date.

  "Treasury Rate" means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by UBS Securities LLC or its successor (or, if UBS Securities LLC or any of its successors ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer appointed by us) as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the notes.

  "Comparable Treasury Price" means the average of three Reference Treasury Dealer Quotations (as defined below) obtained by the trustee for the redemption date.

  "Reference Treasury Dealers" means UBS Securities LLC and its successors, so long as it or any of its successors continues to be a primary U.S. Government securities dealer, and any two other primary U.S. Government securities dealers chosen by us. If UBS Securities LLC or any of its successors ceases to be a primary U.S. Government securities dealer, we will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

  "Reference Treasury Dealer Quotation" means the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

We will give notice to holders of notes to be redeemed by first-class mail at least 30 days but not more than 60 days prior to the date fixed for redemption. The notice of redemption may provide that the redemption is conditioned upon the occurrence of certain events before the date fixed for redemption. If any of these events fail to occur and are not waived by us, the notice of redemption shall be of no effect, we will be under no obligation to redeem the notes or pay you any redemption proceeds, and our failure to so redeem the notes will not be considered a default or event of default under the indenture. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes, or portions thereof, for redemption from the outstanding notes by such method as the trustee considers fair and appropriate.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption unless, in the case of an unconditional notice of redemption, we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

Book-entry system

The Depository Trust Company ("DTC"), New York, NY will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note (the "Global Note") certificate will be issued for the notes, in the aggregate principal amount of $40,000,000, and will be deposited with the trustee, as custodian for DTC.

We understand that DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. That information is not incorporated in or otherwise made a part of this prospectus supplement.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the

Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices, if any, will be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC would mail an Omnibus Proxy to Empire as soon as possible after the relevant record date. The Omnibus Proxy assigns Cede & Co.'s (or such other DTC nominee's) consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments and any redemption proceeds on the notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC has advised us and the trustee that its practice is to credit Direct Participant's accounts, upon DTC's receipt of funds and corresponding detail information from Empire or the trustee in accordance with their respective holdings shown on DTC's records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest and any redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

Beneficial Owners should consult with the Direct Participant or Indirect Participant from whom they purchased a book-entry interest to obtain information concerning the system maintained by such Direct Participant or Indirect Participant to record such interests, to make payments and to forward notices of redemption and other information.

None of us, the underwriter or the trustee has any responsibility or liability for any aspects of the records or notices relating to, or payments made on account of, book-entry interest ownership, or for maintaining, supervising or reviewing any records relating to that ownership.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its Participants of their respective obligations described above or under the rules and procedures governing their respective obligations.

Underwriting

We are selling the notes to the underwriter, UBS Securities LLC, pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the entire principal amount of notes offered hereby.

Under the terms and conditions of the underwriting agreement, the underwriter must buy all of the notes if it buys any of them. The underwriting agreement provides that the obligations of the underwriter pursuant thereto are subject to certain conditions. The underwriter will sell the notes to the public when and if it buys the notes from us.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriter that it intends to make a market in the notes but it is not obligated to do so and may stop its market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured.

The notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all of the notes are not sold at the initial offering price, the underwriter may change the offering price and other selling terms.

In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover short positions or to stabilize the price of the notes, the underwriter may bid for, and purchase, the notes in the open market. Finally, the underwriter may reclaim selling concessions allowed to a particular dealer for distributing the notes in the offering if the underwriter repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

In connection with this offering, the underwriter may distribute prospectuses electronically.

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be $200,000, and are payable by us.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

In the ordinary course of its business, the underwriter and its affiliates have from time to time provided, and may in the future provide, investment banking, financial advisory and other services to us and our affiliates for which it has received, or expects to receive, customary fees.

Legal matters

Certain legal matters in connection with the notes are being passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson & Byrd, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters are being passed upon for the underwriter by Thompson Coburn LLP, St. Louis, Missouri. Cahill Gordon & Reindel LLP is relying as to the matters of Kansas law upon the opinion of Anderson & Byrd, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions) upon the opinion of Spencer, Scott & Dwyer, P.C. As of June 15, 2005, members of Spencer, Scott & Dwyer, P.C. held an aggregate 5,075 shares of our common stock.

Experts

The Empire District Electric Company's consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this prospectus supplement and the accompanying base prospectus by reference to Empire's Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Forward-looking statements

Certain matters discussed in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, our financing plans, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

–>
the amount, terms and timing of rate relief we seek, and related matters;

–>
the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

–>
electric utility restructuring, including ongoing state and federal activities;

–>
weather, business and economic conditions and other factors which may impact customer growth;

–>
operation of our generation facilities;

–>
legislation;

–>
regulation, including environmental regulation (such as NOx regulation);

–>
competition;

–>
the impact of deregulation on off-system sales;

–>
changes in accounting requirements;

–>
other circumstances affecting anticipated rates, revenues and costs, including pension and post-retirement costs;

–>
matters such as the effect of changes in credit ratings on the availability and our cost of funds;

–>
the periodic revision of our construction and capital expenditure plans and cost estimates;

–>
the performance and liquidity needs of our non-regulated businesses;

–>
the success of efforts to invest in and develop new opportunities; and

–>
costs and effects of legal and administrative proceedings, settlements, investigations and claims.

All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements.

PROSPECTUS

$200,000,000
THE EMPIRE DISTRICT ELECTRIC COMPANY
UNSECURED DEBT SECURITIES
FIRST MORTGAGE BONDS
COMMON STOCK
PREFERENCE STOCK

        We may offer from time to time:

  •
  our unsecured debt securities, in one or more series;

  •
  our first mortgage bonds, in one or more series;

  •
  shares of our common stock;

  •
  shares of our preference stock; and

  •
  units comprised of some of the securities listed above.

        The aggregate initial offering price of the securities that we offer will not exceed $200,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering. We may offer the securities in units.

        We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "EDE."

        Investing in our securities involves risks. See the section entitled "Risk Factors" beginning on page 2 of this prospectus and any similarly entitled section in any prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2003

RISK FACTORS

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

        Currently, the ratings for our securities are as follows:

	Moody's	Standard & Poor's
First Mortgage Bonds	Baa1	BBB
First Mortgage Bonds—Pollution Control Series	Aaa	AAA
Senior Notes	Baa2	BBB-
Commercial Paper	P-2	A-2
Trust Preferred Securities	Baa3	BB+

        Moody's and Standard & Poor's currently have a negative outlook and a stable outlook, respectively, on Empire.

        These ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. The lower the rating the higher the interest cost of the securities when they are sold. If any of our ratings were to fall below investment grade, our ability to issue short-term debt as described above, commercial paper or other securities or to market those securities would be impaired or made more difficult.

        We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade below investment grade could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to market risk in our fuel procurement strategy and may incur losses from these activities.

        We have established a risk management practice of purchasing contracts for future fuel needs to meet underlying customer needs. Within this activity, we may incur losses from the trading of contracts. These losses could have a material adverse effect on our results of operations.

        During the second quarter of 2001, we began utilizing physical and financial instruments to manage our natural gas commodity market risk. By using physical and financial instruments, we are exposed to credit risk and market risk. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms. At June 30, 2003 we had minimal exposure to credit risk from counterparties. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified as fuel expense.

We are subject to regulation in the jurisdictions in which we operate.

        We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate (which include the Missouri Public Service Commission, the Kansas Corporation Commission, the Oklahoma Corporation Commission, and the Arkansas Public Service Commission) regulate many aspects of our utility operations, including siting and construction of facilities, customer service, our ability to recover increases in our fuel and purchased power costs and the rates that we can charge customers.

        The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

        Information concerning recent filings requesting increases in rates and related matters is set forth in our Second Quarter 2003 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenues and Kilowatt-Hour Sales—Rate Matters."

        We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Although we have attempted to actively manage the rate making process, and we have had recent success in advocating for rate increases when necessary, we can offer no assurances as to future success in the rate making process. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. In the event that our costs increase and we are unable to recover increased costs through base rates or fuel adjustment clauses, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have an adverse effect on our results of operations.

A combination of increases in customer demand, decreases in output from our power plants and/or the failure of performance by purchased power contract counterparties could have a material adverse effect on our results of operations.

        In the event that demand for power increases significantly and rapidly (due to weather or other conditions) and either our power plants do not operate as planned or the parties with which we have contracted to purchase power are not able to, or fail to, deliver that power, we would be forced to purchase power in the spot-market. Those unforeseen costs could have a material adverse effect on our results of operations. See our 2002 Annual Report under Item 1, "Business—Fuel," Item 2, "Properties—Electric Facilities" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenue Deductions" and our Second Quarter 2003 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenue Deductions" and Note 7 under Item 1, "Consolidated Financial Statements" for more information.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Additional information about Empire may be found over the Internet at our website at http://www.empiredistrict.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC prior to the time the registration statement of which this prospectus forms a part becomes effective and thereafter under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

  •
  Our Current Reports on Form 8-K filed with the Commission on May 21, 2003 and July 29, 2003.

  •
  The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated July 18, 2000.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    The Empire District Electric Company
    602 Joplin Street
    Joplin, Missouri 64801
    Tel: (417) 625-5100

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, our financing plans, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

  •
  the amount, terms and timing of rate relief that we receive and related matters;

  •
  the cost and availability of purchased power and fuel and the results of our activities (such as hedging) to reduce the volatility of such costs;

  •
  electric utility restructuring, including ongoing state and federal activities;

  •
  weather, business and economic conditions and other factors which may impact customer growth;

  •
  operation of our generation facilities;

  •
  legislation;

  •
  regulation, including environmental regulation (such as NOx regulation);

  •
  competition;

  •
  the impact of deregulation on off-system sales;

  •
  changes in accounting requirements;

  •
  other circumstances affecting anticipated rates, revenues and costs, including matters such as the effect of changes in credit ratings on the availability and cost of funds;

  •
  the revision of our construction plans and cost estimates;

  •
  the performance of our non-regulated businesses;

  •
  the success of efforts to invest in and develop new opportunities; and

  •
  costs and effect of legal and administrative proceedings, settlements, investigations and claims.

        All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control, New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made.

        We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

INFORMATION ABOUT EMPIRE

        Based in Joplin, Missouri, we are an operating public utility that generates, purchases, transmits, distributes and sells electricity. We currently serve approximately 154,000 electric customers in parts of Missouri, Kansas, Oklahoma and Arkansas. The territory served by our electric operations comprises an area of about 10,000 square miles and has a population of more than 450,000. We also provide water services to three towns in Missouri. In addition, through our non-regulated subsidiaries, we provide fiber optic service, internet access, utility industry technical training, close tolerance custom manufacturing and other energy services. Our executive offices are located at 602 Joplin Street, Joplin, Missouri 64801, telephone number (417) 625-5100.

USE OF PROCEEDS

        The proceeds from the sale of the securities will be used as described in the prospectus supplement by which the securities are offered. We presently intend to use approximately $70 million of the proceeds from the sale of our securities (1) to redeem our First Mortgage Bonds, 7% Series due 2023, (2) to redeem, or repay short-term debt incurred in connection with the redemption of, our First Mortgage Bonds, 9 3/4% Series due 2020 and our First Mortgage Bonds, 7 1/4% Series due 2028 and (3) to repay approximately $10 million of short-term debt incurred in connection with the redemption of our Senior Notes, 7.70% Series due 2004. Pending the application of such proceeds, we may add the proceeds to our general funds or invest them in short-term interest-bearing obligations.

EARNINGS RATIOS

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

		Year Ended December 31,
	Twelve Months Ended June 30, 2003
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	2.53x	2.25x	1.31x	2.25x	2.77x	3.32x

        For purposes of calculating these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense plus the estimated interest portion of rent expense.

        The ratios for future periods will be included in our reports on Forms 10-K and 10-Q. These reports will be incorporated by reference into this prospectus at the time they are filed.

DESCRIPTION OF UNSECURED DEBT SECURITIES

        The unsecured debt securities will be our direct unsecured general obligations. The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities. The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank Minnesota, National Association, as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

        We have summarized all material provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture. For a description of the terms of any series of unsecured debt securities, you should review both the prospectus supplement relating to that series and the description of the unsecured debt securities set forth in this prospectus before making an investment decision.

General

        The indenture does not significantly limit our operations. In particular, it does not:

  •
  limit the amount of unsecured debt securities that we can issue under the indenture;

  •
  limit the number of series of unsecured debt securities that we can issue from time to time;

  •
  restrict the total amount of debt that we may incur; or

  •
  contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of a highly leveraged transaction or any other transaction resulting in a decline in our ratings or credit quality.

        As of the date of this prospectus, the following series of unsecured debt securities are outstanding under the indenture:

  •
  $50,000,000 aggregate principal amount of junior subordinated debentures 8 1/2% series due 2031;

  •
  $49,975,000 aggregate principal amount of senior notes 7.05% series due 2022; and

  •
  $98,000,000 aggregate principal amount of senior notes 4.25% series due 2013.

The ranking of each new series of unsecured debt securities with respect to this existing indebtedness under the indenture and all of our other indebtedness will be established by the securities resolution creating the series.

        Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

        We may from time to time without notice to, or the consent of, the holders of unsecured debt securities of a series at the time outstanding, create and further issue new securities of the same series equal in rank and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the outstanding series.

Terms

        A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

  •
  the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

  •
  the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

  •
  the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

  •
  the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

  •
  the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  •
  the manner of paying principal and interest on the unsecured debt securities;

  •
  the place or places where principal and interest will be payable;

  •
  the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

  •
  the terms of any conversion or exchange right;

  •
  the terms of any redemption of unsecured debt securities at the option of holders;

  •
  any tax indemnity provisions;

  •
  if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

  •
  the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

  •
  whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

  •
  whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

  •
  provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

  •
  the ranking of the unsecured debt securities issued under the indenture or otherwise, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

  •
  any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

  •
  any provisions relating to the deferral of payment of any interest; and

  •
  any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities. (Section 2.01)

        We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

        In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

        A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

        We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities. Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement. A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

        The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

        Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

Ranking of Unsecured Debt Securities

        Unless stated otherwise in a prospectus supplement, the unsecured debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

        Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds. If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this collateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments. As of March 31, 2003 we had approximately $208.5 million of outstanding first mortgage bonds.

Successor Obligor

        The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

  •
  that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

  •
  that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

  •
  all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  •
  immediately after the transaction no default exists under the indenture.

        In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Unsecured Debt Securities

        Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities. (Section 2.07)

Defaults and Remedies

        Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

  •
  we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

  •
  we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

  •
  we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

  •
  we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

  •
  pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

  •
  commence a voluntary case,

  •
  consent to the entry of an order for relief against us in an involuntary case,

  •
  consent to the appointment of a custodian for us and for all or substantially all of our property, or

  •
  make a general assignment for the benefit of our creditors;

  •
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

  •
  is for relief against us in an involuntary case,

  •
  appoints a custodian for us and for all or substantially all of our property, or

  •
  orders us to liquidate; or

  •
  there occurs any other event of default provided for in such series. (Section 6.01)

        The failure to complete the redemption of unsecured debt securities which have been called for redemption on a conditional basis because the condition was not satisfied, shall not constitute an event of default.

        The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

        A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

        If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately. (Section 6.02)

        The holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 2.02)

        If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

        The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

        The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture. A securities resolution, however, may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

        Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe that provision, we and the trustee may amend the unsecured debt securities issued under the indenture or otherwise, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class. (Section 10.02)

        However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

  •
  reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

  •
  change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

  •
  reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

  •
  change the currency in which the principal or interest on an unsecured debt security is payable;

  •
  make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

  •
  change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

        Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

  •
  to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

  •
  to create a series of unsecured debt securities and establish its terms;

  •
  to provide for a separate trustee for one or more series of unsecured debt securities; or

  •
  to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

        Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

        We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

        To exercise either defeasance option as to a series of unsecured debt securities, we must:

  •
  irrevocably deposit in trust (the "defeasance trust") with the trustee under the indenture or another trustee money or U.S. government obligations;

  •
  deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

  •
  comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

        "U.S. government obligations" are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. Such term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Regarding the Trustee

        Wells Fargo Bank Minnesota, National Association (formerly, Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities. (Section 2.03) We may remove the trustee with or without cause if we so notify the trustee at least three months in advance of the date of the removal and if no default occurs during that period. (Section 7.07) The indenture provides that the holders of a least 25% or a majority in principal amount of the outstanding debt securities will have the right to require the trustee to take certain actions on behalf of the holders, as described in more detail above. Wells Fargo Bank also serves as the transfer agent and registrar of our common stock and provides other services to us in the ordinary course of business.

DESCRIPTION OF FIRST MORTGAGE BONDS

        The first mortgage bonds will be issued as one or more new series under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, between us and The Bank of New York ("Principal Trustee") and UMB Bank & Trust, N.A., as trustees, as heretofore amended and supplemented and as to be supplemented by a supplemental indenture for each series of first mortgage bonds. In this prospectus, we refer to the original indenture as so amended and supplemented as the "mortgage."

        We have summarized all material provisions of the mortgage below. The summary is not complete. The mortgage (including certain supplemental indentures) are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The supplemental indenture for each new series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable supplemental indenture for provisions that may be important to you. In the summary below, we have included references to section numbers in the mortgage so that you can easily find those provisions. The particular terms of any first mortgage bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the first mortgage bonds described below and in the mortgage. For a description of the terms of any series of first mortgage bonds, you should also review both the prospectus supplement relating to that series and the description of the first mortgage bonds set forth in this prospectus before making an investment decision.

General

        Each series of first mortgage bonds will mature on the date or dates and bear interest, payable semiannually, at the rate or rates set forth, or determined as set forth, in the prospectus supplement by which the series of first mortgage bonds is offered.

        As of June 30, 2003, the following first mortgage bonds were ($208,508,000 million in the aggregate) outstanding under the Indenture of Mortgage and Deed of Trust:

  •
  $10,000,000 aggregate principal amount of first mortgage bonds 7.60% series due 2005;

  •
  $20,000,000 aggregate principal amount of first mortgage bonds 8 1/8% series due 2009;

  •
  $50,000,000 aggregate principal amount of first mortgage bonds 6 1/2% series due 2010;

  •
  $25,000,000 aggregate principal amount of first mortgage bonds 7.20% series due 2016;

  •
  $2,250,000 aggregate principal amount of first mortgage bonds 9 3/4% series due 2020;

  •
  $45,000,000 aggregate principal amount of first mortgage bonds 7% series due 2023;

  •
  $30,000,000 aggregate principal amount of first mortgage bonds 7 3/4% series due 2025;

  •
  $13,058,000 aggregate principal amount of first mortgage bonds 7 1/4% series due 2028;

  •
  $8,000,000 aggregate principal amount of first mortgage bonds 5.3% Pollution Control Series due 2013; and

  •
  $5,200,000 aggregate principal amount of first mortgage bonds 5.2% Pollution Control Series due 2013.

        We have designated the principal office of The Bank of New York in the city of New York, New York, as our office or agency where principal, premium (if any), and interest on the first mortgage bonds will be payable. Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, interest on that series of first mortgage bonds will be paid to the person in whose name the first mortgage bond is registered at the close of business on the 15th day of the month preceding the interest payment date in respect thereof. The first mortgage bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples thereof. The first mortgage bonds will be transferable without any service or other charge by us or the principal trustee except stamp or other taxes and other governmental charges, if any. (Article I of the supplemental indenture relating to each series of first mortgage bonds.)

Security

        The first mortgage bonds will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the mortgage. In the opinion of our counsel, Spencer, Scott & Dwyer, P.C., the mortgage constitutes a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company, other than property specifically excepted, subject only to permitted encumbrances as defined in the mortgage and, as to after-acquired property, to liens thereon existing or liens placed thereon at the time of acquisition for unpaid portions of the purchase price. The principal properties subject to the lien of the mortgage are the electric properties that we own. (Granting and Habendum Clauses and Sections 1.04 and 1.05)

        The mortgage contains restrictions on

  •
  the acquisition of property (other than electric equipment subject to chattel mortgages or similar liens) subject to a prior lien securing indebtedness exceeding 60% of the sum of the fair value of the property and 166 2/3% of the amount of bonds issuable on the basis of property additions; and

  •
  the issuance of bonds, withdrawal of cash or release of property on the basis of property additions; subject to a prior lien and prior lien bonds.

        In addition, indebtedness secured by a prior lien on property at the time of its acquisition may not be increased unless the evidences of such increases are pledged with the principal trustee. (Sections 1.05, 4.16, 4.18 and 4.20)

Issuance of Additional First Mortgage Bonds

        The mortgage limits the aggregate principal amount of the bonds at any one time outstanding to $1,000,000,000. (Section 2.01, as amended by the fourteenth supplemental indenture)

        Additional first mortgage bonds may be issued under the mortgage in a principal amount equal to

    (a)
    60% of net property additions (as defined in the mortgage) acquired or constructed after September 1, 1944;

    (b)
    the principal amount of certain retired bonds or prior lien bonds; and

    (c)
    the amount of cash deposited with the principal trustee. (Article 3 of the mortgage)

        No bonds may be issued as provided in clauses (a) and (c) above, nor as provided in clause (b) above with certain exceptions, unless our net earnings (as defined in Section 1.06 of the mortgage) are at least two times the annual interest on all first mortgage bonds (including the first mortgage bonds proposed to be issued) and indebtedness secured by a prior lien. (Article 3) Net earnings are computed without deduction of

  •
  income and profits taxes (as defined in the mortgage);

  •
  expenses or provisions for interest on any indebtedness, or for any sinking or similar fund for retirement of indebtedness; or

  •
  amortization of debt discount and expense. (Section 1.06)

        At June 30, 2003, we had net property additions and retired bonds which would enable the issuance of approximately $337.5 million of new first mortgage bonds, subject to meeting the earnings test. Our earnings for the twelve months ended June 30, 2003 would permit us to issue approximately $237.2 million of new first mortgage bonds at an assumed interest rate of 7.0%.

        Property additions must consist of property used or useful in the electric business acquired or constructed by us after September 1, 1944. (Section 1.05)

        We may withdraw cash deposited under clause (c) above in an amount equal to the first mortgage bonds issuable under clauses (a) and (b) above without regard to net earnings, or we may apply that cash to the purchase or redemption of first mortgage bonds of any series designated by us. (Sections 3.09, 3.10 and 8.11)

Redemption Provisions

        Any provisions relating to the optional and mandatory redemption by us of a series of first mortgage bonds will be as set forth in the prospectus supplement by which such series is to be offered.

        Supplemental indentures under which certain outstanding series of first mortgage bonds were issued allow the holders of those bonds to require us to redeem or purchase them under certain circumstances. Provisions providing for mandatory redemption of any series of first mortgage bonds upon demand by the holders thereof will be as set forth in the prospectus supplement by which such series is to be offered.

        Sinking fund provisions applicable to a series of first mortgage bonds, if any, will be as set forth in the prospectus supplement by which that series is to be offered.

Maintenance and Replacement Fund

        The mortgage does not provide for a maintenance and replacement fund for any series of first mortgage bonds.

Dividend Restriction

        So long as any of the existing first mortgage bonds are outstanding, we will not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (excluding the first quarterly dividend of $98,000) would exceed the earned surplus accumulated after August 31, 1944, or the date of succession in the event another corporation succeeds to our rights and liabilities by a merger or consolidation. (Section 4.11, as continued by the supplemental indentures relating to the existing first mortgage bonds) If we choose to continue this dividend restriction in a new series of first mortgage bonds issued with this prospectus, the prospectus supplement and supplemental indenture relating to that series will so state.

Events of Default

        The mortgage provides generally that the following events constitute defaults under the mortgage:

  •
  failure for 60 days to pay any interest due on any outstanding first mortgage bonds;

  •
  failure to pay when due the principal of any outstanding first mortgage bonds or the principal of or interest on any outstanding prior lien bonds;

  •
  failure to perform or observe for 90 days after notice of that failure, any other covenant, agreement or condition of the mortgage (including the supplemental indentures) or any of the outstanding first mortgage bonds; and

  •
  the occurrence of insolvency, bankruptcy, receivership or similar events. (Section 9.01)

        Upon the occurrence and continuation of a default, either of the trustees, or the holders of not less than 25% in principal amount of the outstanding first mortgage bonds may declare the first mortgage bonds immediately due and payable, but the holders of a majority in principal amount of the first mortgage bonds may rescind a declaration and its consequences if that default has been cured. (Section 9.01)

        The holders of not less than 75% in principal amount of the outstanding first mortgage bonds (including not less than 60% in aggregate principal amount of first mortgage bonds of each series) may waive any default under the mortgage, except a default in payment of principal of, or premium or interest on, the first mortgage bonds and a default arising from the creation of any lien prior to or on a parity with the lien of the mortgage. (Section 9.21)

        We are required to file with the Principal Trustee such information, documents and reports with respect to our compliance with the conditions and covenants of the mortgage as may be required by the rules and regulations of the SEC. No periodic evidence is required to be furnished, however, as to the absence of defaults. (Article 9)

Modification of the Mortgage

        The mortgage and the rights of bondholders may be modified with the consent (in writing or given at a meeting of bondholders) of the holders of not less than 60% in principal amount of the first mortgage bonds then outstanding or, in the event that all series are not so affected, of not less than 60% in principal amount of the outstanding first mortgage bonds of all series which may be affected by any such modification voting together. Without the consent of the holder of each first mortgage bond affected, the bondholders have no power to:

  •
  extend the time of payment of the principal of or interest on any first mortgage bonds;

  •
  reduce the principal amount of or the rate of interest on any first mortgage bonds or otherwise modify the terms of payment of principal or interest;

  •
  permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to any of the mortgaged property;

  •
  deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder's bonds; or

  •
  reduce the percentage of bondholders necessary to modify the mortgage.

        The consent of each holder, however, is not required for a modification that abolishes or changes any sinking or other fund. (Article 15, as amended by the twenty-fourth supplemental indenture)

Concerning the Trustees

        The mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds will have the right to require the trustees to take certain action on behalf of the bondholders. Under certain circumstances, however, the trustees may decline to follow such directions or to exercise certain of their powers. Prior to taking an action, the trustees are entitled to indemnity satisfactory to them against costs, expenses and liabilities that may be incurred in the course of that action. This right does not, however, impair the absolute right of any bondholder to enforce payment of the principal of and interest on the holder's first mortgage bonds when due. (Sections 9.16 and 9.17)

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, of which 22,799,528 shares were outstanding as of June 30, 2003, 5,000,000 shares of cumulative preferred stock, par value $10.00 per share, of which no shares are outstanding, and 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank Minnesota, N.A.

Dividend Rights

        Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefore subject to the prior rights of holders of our outstanding cumulative preferred and preference stock. Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock as described under "Certain Anti-Takeover Provisions" below. In addition, during interest deferral periods permitted thereunder and during defaults thereunder, our junior subordinated debentures, 8 1/2% series due 2031, may also restrict our ability to pay dividends on our common stock.

        Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund or similar payments with respect to that stock have been made. The terms of any preference stock hereafter issued may place further limitations on the payment of dividends on or the purchase of our common stock.

Voting Rights

        Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

        Holders of the cumulative preferred stock, if any, will not be entitled to vote except:

  •
  as required by the laws of the State of Kansas;

  •
  upon a proposal to merge or consolidate or to sell substantially all of our assets;

  •
  upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

  •
  if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

        Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Preference Stock Purchase Rights

        Each share of our common stock carries with it one Preference Stock Purchase Right (Right). A brief summary of the material features of these rights is set forth below. This summary is not complete. For a full description of those rights, please see our Form 8-A Registration Statement dated July 18, 2000, which is incorporated into this prospectus by reference.

        Each Right enables the holder to acquire one one-hundredth of a share of Series A Participating Preference Stock (or, under certain circumstances, other securities) at a price of $75 per one one-hundredth share, subject to adjustment. The Rights (other than those held by an acquiring person or group (Acquiring Person)), which expire July 25, 2010, will be exercisable only if an Acquiring Person acquires 10% or more of our common stock or if certain other events occur. The Rights may be redeemed by us in whole, but not in part, for $0.01 per Right, prior to 10 days after the first public announcement of the acquisition of 10% or more of our common stock by an Acquiring Person.

        In addition, upon the occurrence of a merger or other business combination, or an event of the type referred to in the preceding paragraph, holders of the Rights, other than an Acquiring Person, will be entitled, upon exercise of a Right, to receive either our common stock or common stock of the Acquiring Person having an equal value to two times the exercise price of the Right. Any time after an Acquiring Person acquires 10% or more (but less than 50%) of our outstanding common stock, our board of directors may, at their option, exchange part or all of the Rights (other than Rights held by the Acquiring Person) for our common stock on a one-for-one basis.

Articles of Incorporation

        Business Combinations.    Our articles require the affirmative vote of holders of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock. A Business Combination means:

  •
  any merger, consolidation or share exchange involving Empire;

  •
  any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

  •
  the issuance or transfer by us of securities worth $10 million or more;

  •
  the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

  •
  any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

        The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

  •
  the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the two-year period prior to the Business Combination to (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the two-year period;

  •
  the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

  •
  The highest price per share paid by the Substantial Stockholder within the two-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

  •
  the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

  •
  the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

  •
  the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

  •
  the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

  •
  except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

  •
  prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any changein our business or equity capital structure without approval of the Continuing Directors; and

  •
  a disclosure statement that satisfies the SEC's proxy rules is sent to the voting stockholders describing the Business Combination.

        For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

        Amendment of By-Laws.    The articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

        Classified Board.    Under the articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

        Notice Provisions.    The articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders. Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting. In the case of proposed business, the stockholder's notice must set forth information describing the business and in the case of nominations for directors, the articles would further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee.

        Amendment.    The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

Certain Anti-Takeover Provisions

        General.    We have a Severance Plan which provides certain key employees with severance benefits following a change of control of Empire. Some of our executive officers and senior managers were selected by the Compensation Committee of the board of directors to enter into one-year agreements under the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

        A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between 12 and 18 months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed.

        In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control. Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

        Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control. The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.

        Please refer to "Preference Stock Purchase Rights" above for information with respect to such Rights.

        Kansas Business Combination Statute.    We are subject to the provisions of the "business combination statute" in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code). This statute prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

  •
  on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The statute defines a "business combination" to include:

  •
  any merger or consolidation involving the corporation and an interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

  •
  subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

  •
  any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

        In addition, the statute defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Liquidation Rights

        On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of those classes of stock and accumulated unpaid dividends thereon.

Other

        In addition to the limitations described above under "—Dividend Rights," we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to that stock have been made. The common stock is not subject to redemption and has no conversion or preemptive rights.

DESCRIPTION OF PREFERENCE STOCK

General

        We are authorized to issue 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank Minnesota, N.A. The preference stock may be issued in one or more series with the specific number of shares, designation, liquidation preferences, issue price, dividend rate, redemption provisions and sinking fund terms, voting or other special rights or any other specific term of the series to be determined by our board of directors without any further action by our stockholders.

        The preference stock will have the dividend, liquidation, redemption, voting, and conversion or exchange rights set forth below and as provided for in a prospectus supplement relating to any particular series of preference stock. Reference is made to the prospectus supplement relating to the particular series of preference stock offered thereby for that series' specific terms, which may include one or more of the following:

  1)
  the designation and number of shares offered;

  2)
  the liquidation preferences per share;

  3)
  the initial public offering price;

  4)
  the dividend rate or rates, or the method of determining the dividend rate or rates;

  5)
  the dates on which dividends will accrue;

  6)
  any redemption or sinking fund provision;

  7)
  voting or other special rights;

  8)
  the conversion or exchange rights, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate and the triggering events;

  9)
  any restrictive covenants as conditions on matters such as the payment of dividends on or the purchase of common stock; and

  10)
  any designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Dividends

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, the holders of the preference stock will be entitled to receive, if and when declared by our board of directors out of funds legally available therefor, those dividend as may be fixed for the series thereof, payable on such date or dates or upon such terms and conditions as are so fixed by our board of directors. Dividends on preference stock of all series will be cumulative from the date of issuance.

        In addition, under certain circumstances (including defaults thereunder), our junior subordinated debentures, 8 1/2% series due 2031, may also restrict our ability to pay dividends on our preferred stock.

Liquidation

        Provisions relating to the liquidation preference payable by us on each series of preference stock will be as set forth in the prospectus supplement related to such series of preference stock. Subject to the prior rights of holders of any outstanding cumulative preferred stock, if, upon any liquidation, dissolution or winding up, the assets distributable among the holders of preference stock of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of Empire to be distributed shall be distributed among the holders of preference stock of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A consolidation or merger of Empire or a sale or transfer of substantially all of its assets as an entirety shall not be deemed to be a liquidation, dissolution or winding up of Empire.

Redemption Provisions

        Any provisions relating to the optional redemption by us of each series of preference stock will be as set forth in the prospectus supplement related to that series of preference stock.

        Any provisions relating to a sinking fund of any series of the preference stock will be as set forth in the prospectus supplement by which that preference stock is to be offered.

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, we may repurchase or redeem, including redemption for any sinking fund, shares of the preference stock at prices not exceeding the redemption price thereof while there is an arrearage in the payment of dividends thereon.

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, to the extent provided in the related prospectus supplement, shares of preference stock of any series may also be subject to (1) redemption at the option of the holder thereof, or upon the happening of a specified event, if and as fixed for such series, upon the terms and conditions fixed for that series and (2) redemption or purchase through the operation of a sinking fund, purchase fund or similar fund fixed for that series, upon the terms and conditions fixed for such series.

        If at any time we are prohibited by the terms of our junior subordinated debentures, 8 1/2% series due 2031, from paying dividends on our preference stock, then we will also be prohibited from repurchasing or redeeming any shares of our preference stock.

Voting Rights

        Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series and described in the related prospectus supplement. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Conversion and Exchange Rights

        To the extent provided in the related prospectus supplement, the preference stock of each series may be convertible into or exchangeable for shares of any other class or classes or any other series of the same or any other class or classes of our stock, at the option of the holders or us upon the happening of a specified event, at such price or process or at the rate or rates of exchange and with the adjustments, and upon the other terms and conditions, as may be fixed for that series; provided that no shares of preference stock may be convertible into or exchangeable for shares of our cumulative preferred stock or any of our stock that ranks prior to or on a parity with that preference stock in respect of dividends or assets.

        Shares of preference stock purchased, redeemed or converted into or exchanged for shares of any other series or class will be deemed to be, and will be restored to the status of, authorized but unissued shares of preference stock undesignated as to series.

PLAN OF DISTRIBUTION

        We may sell the securities in any of the following ways:

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers; or

  •
  through agents.

        The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities being offered and the proceeds to us from such sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities being offered may be listed.

        If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

        Securities also may be sold directly by us or through agents that we designate from time to time. Any agent involved in the offer or sale of securities will be named and any commissions payable by us to such agent will be described in the applicable prospectus supplement. Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

        If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional securities within 30 days of the execution of the purchase agreement, which option may be exercised solely to cover over-allotments. Any over-allotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

        If indicated in a prospectus supplement relating to our unsecured debt securities or first mortgage bonds, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the unsecured debt securities or first mortgage bonds from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the unsecured debt securities or first mortgage bonds sold under the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

  •
  the purchase by an institution of the unsecured debt securities or first mortgage bonds covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

  •
  if the unsecured debt securities or first mortgage bonds are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount of the unsecured debt securities or first mortgage bonds covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

        If dealers are utilized in the sale of any securities we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

        We have not determined whether the preference stock, unsecured debt securities or first mortgage bonds will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our preference stock, unsecured debt securities or first mortgage bonds. The common stock (and the related preference stock purchase rights) will be listed on the New York Stock Exchange.

        Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

        Certain legal matters in connection with the securities will be passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson, Byrd, Richeson, Flaherty & Henrichs, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Thompson Coburn LLP, St. Louis Missouri. Cahill Gordon & Reindel LLP is relying as to the matters of Kansas law upon the opinion of Anderson, Byrd, Richeson, Flaherty and Henrichs, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions as to which such counsel shall rely on the opinion of Brydon, Swearengen & England, Professional Corporation) upon the opinion of Spencer, Scott & Dwyer, P.C. As of June 30, 2003 members of Spencer, Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.

EXPERTS

        The Empire District Electric Company's consolidated financial statements incorporated in this Prospectus by reference to Empire's Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$40,000,000

The Empire District Electric Company

5.80% Senior Notes due 2035

PROSPECTUS SUPPLEMENT

June 22, 2005

UBS Investment Bank

QuickLinks

  Important notice about information in this prospectus supplement and the accompanying base prospectus
  About this prospectus supplement
  Prospectus supplement summary
  The offering
  Summary financial data
  Risk factors
  Use of proceeds
  Description of the notes
  Underwriting
  Legal matters
  Experts
  Forward-looking statements
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT EMPIRE
USE OF PROCEEDS
EARNINGS RATIOS
DESCRIPTION OF UNSECURED DEBT SECURITIES
DESCRIPTION OF FIRST MORTGAGE BONDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERENCE STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS